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Our journey together is about to enter a new phase with the combination of ITT Defense and the EDO Corporation, a leader in advanced military technologies and services. Since we announced our intent to buy EDO in September, I’ve thought a lot about the opportunities that this will provide to create an exciting and rewarding shared future. It really is all about growth! Combining ITT and EDO’s strong teams and complementary capabilities will allow us to grow our existing business, take our technologies to new markets, and better meet the transformational needs of our military customers. Teams throughout the Value Centers have already begun planning for the combination, and I want to take this opportunity to give you an update on our progress.
We are waiting to receive all regulatory approvals which will allow us to continue moving forward with the transaction. The next milestone will be the EDO shareholder vote, scheduled for December 18. If shareholders approve our offer, we will complete the acquisition either in late December or early January. Once that happens, we can begin bringing the ITT and EDO teams together as one and execute our growth strategy.
In the meantime, I have had the opportunity recently to meet some of EDO’s key leaders. I am impressed with their expertise and enthusiasm. Starting this week, other ITT leaders and I will be meeting with more EDO employees at some of their larger facilities around the U.S. These meetings are informal, and are designed to begin building a business relationship and foster the “relational capacity” we will need to be successful. It is critical that we get to know each other and start to build trust before we officially begin our journey together. It is on this foundation of mutual trust and respect that we will create our shared future.
The coming weeks will be busy as we work to close the year and move the EDO transaction towards a successful conclusion. Some of you may be called upon to help with planning. As always, it is critical that we maintain our focus on the mission and deliver superior performance for our customers.
Please join me in making a difference for our company, our customers and each other. Working as One Team — One Mission, building trust and living our values, I am confident that we can unlock tremendous value, and create exciting opportunities for EDO and ITT employees and customers. Together, I believe we can accomplish anything.
I am committed to your success.
Steve